Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:	Media Relations Tina Barry, (972) 673-7931 Greg Artkop, (972) 673-8470

Investor Relations Carolyn Ross, (972) 673-7935
DR PEPPER SNAPPLE GROUP REPORTS THIRD QUARTER 2012 RESULTS

Net sales were flat for the quarter.
Reported EPS were $0.84. Core EPS were $0.79.
Year-to-date, the company repurchased $262 million of its common stock and expects to repurchase approximately $400 million for the year.
Company reaffirms full year 2012 Core EPS in the $2.90 to $2.98 range.
Plano, TX, October 24, 2012 - Dr Pepper Snapple Group, Inc. (NYSE: DPS) reported third quarter 2012 EPS of $0.84 compared to $0.71 in the prior year period. Excluding $18 million of unrealized commodity mark-to-market gains in the current year and $11 million of unrealized commodity mark-to-market losses in the prior year period, Core EPS were $0.79 compared to $0.74 in the prior year. Year-to-date, the company reported earnings of $2.15 per diluted share compared to $1.97 per diluted share in the prior year period. Excluding certain items affecting comparability and an unrealized commodity mark-to-market gain in the current year and a $16 million unrealized commodity mark-to-market loss in the prior year period, Core EPS were $2.10 compared to $2.02 in the prior year period.

For the quarter, reported net sales were flat. Shipment volumes were down 3%. Product and package price/mix was up 4%, while volume mix shift across the segments lowered net sales by 1%. Reported segment operating profit (SOP) increased 3%, or $10 million, as the contributions from favorable price/mix were partially offset by lower volumes and a $9 million increase in marketing investments. Foreign currency reduced net sales by less than 1% in the quarter and lowered SOP by 1 percentage point. Reported income from operations for the quarter was $308 million, including $18 million of unrealized commodity mark-to-market gains. Reported income from operations was $261 million in the prior year period, including $11 million of unrealized commodity mark-to-market losses.

Year-to-date, reported net sales increased 2%. Reported income from operations was $800 million, including $18 million of unrealized commodity mark-to-market gains compared to $753 million in the prior year period, including $16 million of unrealized commodity mark-to-market losses. Reported net income was $459 million compared to $440 million in the prior year period.

DPS President and CEO Larry Young said, “We continue to operate in an uncertain economic and cautious consumer environment. I am proud of the team's commitment to execute our focused strategy of driving profitable volume through disciplined pricing and continued investment in our brands to drive relevance and awareness with our consumers. Rapid continuous improvement (RCI) is gaining momentum across the organization and is delivering improvements in operating profitability and cash flow, resulting in returns for our shareholders.”

EPS reconciliation	Third Quarter			Year-to-Date
	2012	2011	Percent Change	2012	2011	Percent Change
Reported EPS	$0.84	$0.71	18	$2.15	$1.97	9
Unrealized commodity mark-to-market net (gain)/loss	(0.05)	0.03		(0.05)	0.05

Items affecting comparability
Foreign deferred tax benefit	—	—		(0.02)	—
Depreciation adjustment on capital lease	—	—		0.02	—
Core EPS	$0.79	$0.74	7	$2.10	$2.02	4
EPS - earnings per share

Net sales and SOP in the tables and commentary below are presented on a currency neutral basis. For a reconciliation of non-GAAP to GAAP measures see pages A-5 through A-9 accompanying this release.

Summary of 2012 results	As Reported		Currency Neutral
(Percent change)	Third Quarter	YTD	Third Quarter	YTD

BCS Volume	(3)	(1)	(3)	(1)
Sales Volume	(3)	(2)	(3)	(2)
Net Sales	—	2	—	2
SOP	3	1	4	2
BCS - bottler case sales

BCS Volume
For the quarter, BCS volume declined 3% with carbonated soft drinks (CSDs) declining 2% and non-carbonated beverages (NCBs) declining 5%.

In CSDs, Dr Pepper volume decreased 1% driven primarily by declines in the base business, partially offset by growth of Dr Pepper TEN and continued fountain availabilities. Our Core 5 brands declined 6% on higher retail pricing and lower promotional activity. 7UP and Sunkist soda both experienced a high-single digit decline, while A&W experienced a mid-single digit decline and Sun Drop experienced a double-digit decline. These declines were partially offset by a mid-single digit increase in Canada Dry, which was cycling a double-digit increase in the prior year period. Fountain foodservice volume grew 2%, cycling 4% volume growth in the prior year.

In NCBs, Hawaiian Punch volume declined 14% on retail price increases and Mott's volume declined 10% due to lower promotional activity. These declines were partially offset by a 4% increase in Snapple.

By geography, U.S. and Canada volume declined 3% and Mexico and the Caribbean volume increased 1%.

Sales volume
For the quarter, sales volume decreased 3%. Branded volume declined 3%, while contract manufacturing volume decreased by 6%.

2012 Segment results	As Reported
(Percent Change)	Third Quarter			Year-to-Date
	Sales	Net		Sales	Net
	Volume	Sales	SOP	Volume	Sales	SOP
Beverage Concentrates	(2)	4	1	(2)	2	(3)
Packaged Beverages	(6)	(1)	3	(2)	2	4
Latin America Beverages	1	—	40	1	(4)	9
Total	(3)	—	3	(2)	2	1

2012 Segment results	Currency Neutral
(Percent Change)	Third Quarter			Year-to-Date
	Sales	Net		Sales	Net
	Volume	Sales	SOP	Volume	Sales	SOP
Beverage Concentrates	(2)	4	1	(2)	3	(2)
Packaged Beverages	(6)	(1)	4	(2)	2	5
Latin America Beverages	1	7	133	1	4	54
Total	(3)	—	4	(2)	2	2

Beverage Concentrates
Net sales for the quarter increased 4% as concentrate price increases taken earlier in the year, lower discounts and favorable mix were partially offset by a 2% volume decline. SOP increased 1% as the benefits of net sales growth were partially offset by increased marketing investments of $7 million and higher ingredient costs.

Packaged Beverages
Net sales for the quarter decreased 1% as a 6% volume decline was partially offset by favorable mix, price increases and lower discounts. SOP increased 4% as the benefits of price increases, favorable mix and ongoing RCI productivity improvements were partially offset by lower sales volumes, certain increases in labor and benefits costs, a higher LIFO charge of $4 million primarily associated with the increased cost of apples and increased marketing expense of $3 million.

Latin America Beverages
Net sales for the quarter increased 7% reflecting favorable product mix, higher pricing and a 1% increase in sales volumes. SOP increased 133% reflecting net sales growth and favorable operating leverage from ongoing RCI productivity improvements.

Corporate and other items
For the quarter, corporate costs totaled $47 million, including $18 million of unrealized commodity mark-to-market gains. Corporate costs in the prior year period were $82 million, including an $11 million unrealized commodity mark-to-market loss.

Net interest expense increased $2 million compared to the prior year, as the company refinanced low floating rate debt in November 2011.

For the quarter, the effective tax rate was 36.3% compared to 34.7% in the prior year period, which included a $5 million benefit related to the PepsiCo, Inc. (PepsiCo) and The Coca-Cola Company (Coca-Cola) transactions.

Cash flow
Year-to-date, the company generated $264 million of cash from operating activities, including tax payments of $531 million related to the PepsiCo and Coca-Cola licensing agreements. Capital spending totaled $143 million compared to $148 million in the prior year period. The company returned $475 million to shareholders in the form of stock repurchases ($262 million) and dividends ($213 million).

2012 full year guidance
The company now expects full year reported net sales growth to be approximately 2% and Core EPS to be in the $2.90 to $2.98 range.

Packaging and ingredient costs are expected to increase COGS by 2% on a constant volume/mix basis, including the increased cost of apples.

The company expects its reported tax rate to be approximately 37% and now expects capital spending to be approximately 3.5% to 3.75% of net sales.

The company now expects to repurchase approximately $400 million of its common stock.

Definitions
Bottler case sales (BCS) volume: Sales of finished beverages, in equivalent 288 fluid ounce cases, sold by the company and its bottling partners to retailers and independent distributors and excludes contract manufacturing volume. Volume for products sold by the company and its bottling partners is reported on a monthly basis, with the third quarter comprising July, August and September.

Sales volume: Sales of concentrates and finished beverages, in equivalent 288 fluid ounce cases, shipped by the company to its bottlers, retailers and independent distributors and includes contract manufacturing volume.

Pricing refers to the impact of list price changes.

Unrealized mark-to-market: We recognize the change in the fair value of open commodity derivative positions between periods in corporate unallocated expenses, as these instruments do not qualify for hedge accounting treatment. As the underlying commodity is delivered, the realized gains and losses are subsequently reflected in the segment results.

EPS represents diluted earnings per share.

Core EPS is defined as EPS adjusted for the unrealized mark-to-market impact of commodity derivatives and certain items that are excluded for comparison to prior year periods.

Forward-looking statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, statements about future events, future financial performance including earnings estimates, plans, strategies, expectations, prospects, competitive environment, regulation, and cost and availability of raw materials. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” “intend” or the negative of these terms or similar expressions. These forward-looking statements have been based on our current views with respect to future events and financial performance. Our actual financial performance could differ materially from those projected in the forward-looking statements due to the inherent uncertainty of estimates, forecasts and projections, and our financial performance may be better or worse than anticipated. Given these uncertainties, you should not put undue reliance on any forward-looking statements. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2011, and our other filings with the Securities and Exchange Commission. Forward-looking statements represent our estimates and assumptions only as of the date that they were made. We do not undertake any duty to update the forward-looking statements, and the estimates and assumptions associated with them, after the date of this release, except to the extent required by applicable securities laws.

Conference Call
At 10 a.m. (CDT) today, the company will host a conference call with investors to discuss third quarter results and the outlook for 2012. The conference call and slide presentation will be accessible live through DPS's website at http://www.drpeppersnapple.com and will be archived for replay for a period of 14 days.

In discussing financial results and guidance, the company may refer to certain non-GAAP measures. Reconciliations of any such non-GAAP measures to the most directly comparable financial measures in accordance with GAAP can be found on pages A-5 through A-9 accompanying this release and under "Financial Press Releases" on the company's website at http://www.drpeppersnapple.com in the "Investors" section.

About Dr Pepper Snapple Group
Dr Pepper Snapple Group (NYSE: DPS) is a leading producer of flavored beverages in North America and the Caribbean. Our success is fueled by more than 50 brands that are synonymous with refreshment, fun and flavor. We have 6 of the top 10 non-cola soft drinks, and 11 of our 14 leading brands are No. 1 in their flavor categories. In addition to our flagship Dr Pepper and Snapple brands, our portfolio includes 7UP, A&W, Canada Dry, Clamato, Crush, Hawaiian Punch, Mott's, Mr & Mrs T mixers, Peñafiel, Rose's, Schweppes, Squirt and Sunkist soda. To learn more about our iconic brands and Plano, Texas-based company, please visit DrPepperSnapple.com. For our latest news and updates, follow us at Facebook.com/DrPepperSnapple or Twitter.com/DrPepperSnapple.
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DR PEPPER SNAPPLE GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Three and Nine Months Ended September 30, 2012 and 2011
(Unaudited, in millions except per share data)

	For the		For the
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Net sales	$1,528	$1,529	$4,511	$4,442
Cost of sales	626	672	1,895	1,881
Gross profit	902	857	2,616	2,561
Selling, general and administrative expenses	561	559	1,713	1,704
Depreciation and amortization	29	31	95	95
Other operating expense (income), net	4	6	8	9
Income from operations	308	261	800	753
Interest expense	31	30	94	85
Interest income	—	(1)	(1)	(2)
Other income, net	(4)	(4)	(8)	(9)
Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	281	236	715	679
Provision for income taxes	102	82	256	240
Income before equity in earnings of unconsolidated subsidiaries	179	154	459	439
Equity in earnings of unconsolidated subsidiaries, net of tax	—	—	—	1
Net income	$179	$154	$459	$440
Earnings per common share:
Basic	$0.85	$0.71	$2.17	$2.00
Diluted	0.84	0.71	2.15	1.97
Weighted average common shares outstanding:
Basic	210.4	216.0	211.6	220.5
Diluted	212.0	218.2	213.3	222.9
Cash dividends declared per common share	$0.34	$0.32	$1.02	$0.89

DR PEPPER SNAPPLE GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
As of September 30, 2012 and December 31, 2011
(Unaudited, in millions except share and per share data)

	September 30,	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$383	$701
Accounts receivable:
Trade, net	546	585
Other	52	50
Inventories	207	212
Deferred tax assets	94	96
Prepaid expenses and other current assets	114	113
Total current assets	1,396	1,757
Property, plant and equipment, net	1,194	1,152
Investments in unconsolidated subsidiaries	14	13
Goodwill	2,983	2,980
Other intangible assets, net	2,685	2,677
Other non-current assets	583	573
Non-current deferred tax assets	134	131
Total assets	$8,989	$9,283
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$297	$265
Deferred revenue	65	65
Current portion of long-term obligations	701	452
Income taxes payable	48	530
Other current liabilities	625	603
Total current liabilities	1,736	1,915
Long-term obligations	2,065	2,256
Non-current deferred tax liabilities	635	586
Non-current deferred revenue	1,402	1,449
Other non-current liabilities	833	814
Total liabilities	6,671	7,020
Commitments and contingencies
Stockholders' equity:
Preferred stock, $.01 par value, 15,000,000 shares authorized, no shares issued	—	—
Common stock, $.01 par value, 800,000,000 shares authorized, 208,393,617 and 212,130,239 shares issued and outstanding for 2012 and 2011, respectively	2	2
Additional paid-in capital	1,433	1,631
Retained earnings	981	740
Accumulated other comprehensive loss	(98)	(110)
Total stockholders' equity	2,318	2,263
Total liabilities and stockholders' equity	$8,989	$9,283

DR PEPPER SNAPPLE GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Nine Months Ended September 30, 2012 and 2011
(Unaudited, in millions)

	For the
	Nine Months Ended
	September 30,
	2012	2011
Operating activities:
Net income	$459	$440
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	154	148
Amortization expense	28	23
Amortization of deferred revenue	(49)	(49)
Employee stock-based compensation expense	26	24
Deferred income taxes	58	(361)
Other, net	(21)	12
Changes in assets and liabilities:
Trade accounts receivable	42	(12)
Other accounts receivable	(1)	(15)
Inventories	7	(19)
Other current and non-current assets	(20)	(21)
Other current and non-current liabilities	23	35
Trade accounts payable	24	(7)
Income taxes payable	(466)	382
Net cash provided by operating activities	264	580
Investing activities:
Purchase of property, plant and equipment	(143)	(148)
Purchase of intangible assets	(7)	—
Proceeds from disposals of property, plant and equipment	6	2
Net cash used in investing activities	(144)	(146)
Financing activities:
Proceeds from senior unsecured notes	—	500
Repurchase of shares of common stock	(262)	(425)
Dividends paid	(213)	(183)
Proceeds from stock options exercised	21	12
Excess tax benefit on stock-based compensation	16	9
Deferred financing charges paid	(1)	(3)
Other, net	(3)	(2)
Net cash used in financing activities	(442)	(92)
Cash and cash equivalents — net change from:
Operating, investing and financing activities	(322)	342
Effect of exchange rate changes on cash and cash equivalents	4	(6)
Cash and cash equivalents at beginning of period	701	315
Cash and cash equivalents at end of period	$383	$651
Supplemental cash flow disclosures of non-cash investing and financing activities:
Capital expenditures included in other current liabilities	$60	$32
Dividends declared but not yet paid	72	69
Capital lease additions	49	—
Supplemental cash flow disclosures:
Interest paid	$68	$42
Income taxes paid	650	198

DR PEPPER SNAPPLE GROUP, INC.
OPERATIONS BY OPERATING SEGMENT
For the Three and Nine Months Ended September 30, 2012 and 2011
(Unaudited, in millions)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
Segment Results – Net sales
Beverage Concentrates	$303	$292	$888	$868
Packaged Beverages	1,120	1,132	3,314	3,252
Latin America Beverages	105	105	309	322
Net sales	$1,528	$1,529	$4,511	$4,442

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
Segment Results – SOP
Beverage Concentrates	$198	$196	$552	$567
Packaged Beverages	147	143	408	391
Latin America Beverages	14	10	37	34
Total SOP	359	349	997	992
Unallocated corporate costs	47	82	189	230
Other operating expense (income), net	4	6	8	9
Income from operations	308	261	800	753
Interest expense, net	31	29	93	83
Other income, net	(4)	(4)	(8)	(9)
Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	$281	$236	$715	$679

DR PEPPER SNAPPLE GROUP, INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION
For the Three and Nine Months Ended September 30, 2012 and 2011
(Unaudited)
The company reports its financial results in accordance with U.S. GAAP. However, management believes that certain non-GAAP measures, that reflect the way management evaluates the business, may provide investors with additional information regarding the company’s results, trends and ongoing performance on a comparable basis. Specifically, investors should consider the following with respect to our quarterly results:
Net sales and Segment Operating Profit, as adjusted: Net sales and Segment Operating Profit are on a currency neutral basis.
Core Earnings: Core Earnings is defined as Reported Earnings adjusted for the unrealized mark-to-market impact of commodity derivatives and certain items that are excluded for comparison to prior year periods. The certain items excluded for the nine months ended September 30, 2012 are (i) a separation-related foreign deferred tax benefit and (ii) a depreciation adjustment associated with the reassessment of a capital lease executed prior to the separation from Cadbury.
The tables below provide these reconciliations.

RECONCILIATION OF NET SALES AND SOP
AS REPORTED TO AS ADJUSTED

	For the Three Months Ended September 30, 2012
	Beverage	Packaged	Latin America
Percent change	Concentrates	Beverages	Beverages	Total
Reported net sales	4%	(1)%	—%	—%
Impact of foreign currency	—%	—%	7%	—%
Net sales, as adjusted	4%	(1)%	7%	—%

	For the Three Months Ended September 30, 2012
	Beverage	Packaged	Latin America
Percent change	Concentrates	Beverages	Beverages	Total
Reported segment operating profit	1%	3%	40%	3%
Impact of foreign currency	—%	1%	93%	1%
Segment operating profit, as adjusted	1%	4%	133%	4%

	For the Nine Months Ended September 30, 2012
	Beverage	Packaged	Latin America
Percent change	Concentrates	Beverages	Beverages	Total
Reported net sales	2%	2%	(4)%	2%
Impact of foreign currency	1%	—%	8%	—%
Net sales, as adjusted	3%	2%	4%	2%

	For the Nine Months Ended September 30, 2012
	Beverage	Packaged	Latin America
Percent change	Concentrates	Beverages	Beverages	Total
Reported segment operating profit	(3)%	4%	9%	1%
Impact of foreign currency	1%	1%	45%	1%
Segment operating profit, as adjusted	(2)%	5%	54%	2%

RECONCILIATION OF NET INCOME TO CORE EARNINGS
(Unaudited, in millions except per share data)

	For the Three Months Ended September 30, 2012
	Reported	Mark to Market	Core
Net sales	$1,528	$—	$1,528
Cost of sales	626	15	641
Gross profit	902	(15)	887
Selling, general and administrative expenses	561	3	564
Depreciation and amortization	29	—	29
Other operating expense (income), net	4	—	4
Income from operations	308	(18)	290
Interest expense	31	—	31
Interest income	—	—	—
Other income, net	(4)	—	(4)
Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	281	(18)	263
Provision for income taxes	102	(6)	96
Income before equity in earnings of unconsolidated subsidiaries	179	(12)	167
Equity in earnings of unconsolidated subsidiaries, net of tax	—	—	—
Net income	$179	$(12)	$167
Earnings per common share:
Diluted	$0.84	$(0.05)	$0.79

RECONCILIATION OF NET INCOME TO CORE EARNINGS - (Continued)

	For the Three Months Ended September 30, 2011
	Reported	Mark to Market	Core
Net sales	$1,529	$—	$1,529
Cost of sales	672	(9)	663
Gross profit	857	9	866
Selling, general and administrative expenses	559	(2)	557
Depreciation and amortization	31	—	31
Other operating expense (income), net	6	—	6
Income from operations	261	11	272
Interest expense	30	—	30
Interest income	(1)	—	(1)
Other income, net	(4)	—	(4)
Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	236	11	247
Provision for income taxes	82	4	86
Income before equity in earnings of unconsolidated subsidiaries	154	7	161
Equity in earnings of unconsolidated subsidiaries, net of tax	—	—	—
Net income	$154	$7	$161
Earnings per common share:
Diluted	$0.71	$0.03	$0.74

RECONCILIATION OF NET INCOME TO CORE EARNINGS - (Continued)

	For the Nine Months Ended September 30, 2012
	Reported	Mark to Market	Depreciation Adjustment	Foreign Deferred Tax	Total Adjustments	Core
Net sales	$4,511	$—	$—	$—	$—	$4,511
Cost of sales	1,895	15	(2)	—	13	1,908
Gross profit	2,616	(15)	2	—	(13)	2,603
Selling, general and administrative expenses	1,713	3	—	—	3	1,716
Depreciation and amortization	95	—	(6)	—	(6)	89
Other operating expense (income), net	8	—	—	—	—	8
Income from operations	800	(18)	8	—	(10)	790
Interest expense	94	—	—	—	—	94
Interest income	(1)	—	—	—	—	(1)
Other income, net	(8)	—	—	—	—	(8)
Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	715	(18)	8	—	(10)	705
Provision for income taxes	256	(6)	3	4	1	257
Income before equity in earnings of unconsolidated subsidiaries	459	(12)	5	(4)	(11)	448
Equity in earnings of unconsolidated subsidiaries, net of tax	—	—	—	—	—	—
Net income	$459	$(12)	$5	$(4)	$(11)	$448
Earnings per common share:
Diluted	$2.15	$(0.05)	$0.02	$(0.02)	$(0.05)	$2.10

RECONCILIATION OF NET INCOME TO CORE EARNINGS - (Continued)

	For the Nine Months Ended September 30, 2011
	Reported	Mark to Market	Core
Net sales	$4,442	$—	$4,442
Cost of sales	1,881	(14)	1,867
Gross profit	2,561	14	2,575
Selling, general and administrative expenses	1,704	(2)	1,702
Depreciation and amortization	95	—	95
Other operating expense (income), net	9	—	9
Income from operations	753	16	769
Interest expense	85	—	85
Interest income	(2)	—	(2)
Other income, net	(9)	—	(9)
Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	679	16	695
Provision for income taxes	240	6	246
Income before equity in earnings of unconsolidated subsidiaries	439	10	449
Equity in earnings of unconsolidated subsidiaries, net of tax	1	—	1
Net income	$440	$10	$450
Earnings per common share:
Diluted	$1.97	$0.05	$2.02